Exhibit 99.1

Uranium Resources, Inc. Announces Commencement of Development at South Texas Projects

    LEWISVILLE, Texas--(BUSINESS WIRE)--Dec. 5, 2005--Uranium Resources, Inc. (OTCBB:URIX) announced today that the Texas State Office of Administrative Hearings has issued its Proposal for Decision recommending that the Texas Commission on Environmental Quality
("TCEQ") approve the Company's Production Area Authorization 3 at the Kingsville Dome project, subject to certain conditions that the Company believes it can satisfy. The Company anticipates that the TCEQ should act on this recommendation in January 2006.
    The Company started wellfield development at previously approved production areas at Kingsville Dome in November 2005 and expects that production should commence in the second quarter of 2006. Activities have also begun to upgrade the Kingsville processing facility to allow the processing of this additional Kingsville Dome production and production from PAA 3, which the Company projects will start later in 2006.
    Paul K. Willmott, President and Chairman, stated, "We have produced over 3.5 million pounds of uranium from Kingsville Dome in the past and eagerly welcome our ability to once again access the potential of this resource base. We expect to have the ability to produce from both our Vasquez and our Kingsville Dome sites concurrently. This should strengthen our position as a stable and reliable supplier of uranium in a market that continues to show firming prices in both the short and long-term. We will continue to evaluate our uranium sales contract position and look to add value to the Company by enhancing the value of our contract portfolio."
    The Company also announced that it has commenced exploration drilling on the recently acquired 750 acres near the Company's currently idle but fully licensed Rosita facility. The Company plans to upgrade and restart the Rosita facility to process any economic material found along with the recently identified mineralized uranium material on the Rosita property itself.
    This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect,"
"anticipate," "estimate," or "plans" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information.
Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual
Report on Form 10-KSB/A filed with the Securities and Exchange
Commission.
    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.

    CONTACT: Uranium Resources, Inc., Lewisville
             Paul K. Willmott/Thomas H. Ehrlich, 972-219-3330